Exhibit 99.1
JOINT FILING AGREEMENT AND
POWER OF ATTORNEY

This Joint Filing Agreement and Power of Attorney, dated as of December 17, 2021, is by and among Bayerische Motoren Werke AG (“BMW AG”), BMW INTEC Beteiligungs GmbH (“BMW INTEC”), and BMW Holding B.V. (“BMW Holding” and, together with BMW AG and BMW INTEC, the "Reporting Persons").
Each of the Reporting Persons may be required to file with the United States Securities and Exchange Commission (the “SEC”) a statement on Schedule 13D with respect to shares of Common Stock, $0.0001 par value per share, of Solid Power, Inc. that may be beneficially owned by them from time to time.
Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Reporting Persons hereby agree to file a single statement on Schedule 13D (and any amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.
In addition, each of BMW AG and BMW INTEC (each, in such capacity, a “Grantor”) hereby constitutes and appoints BMW Holding as its true and lawful attorney-in-fact and agent to:
(1) execute for and on behalf of such Grantor a Schedule 13D with respect to shares of Common Stock, $0.0001 par value per share, of Solid Power, Inc., and any amendments thereto; and

(2) do and perform any and all acts for and on behalf of such Grantor which may be necessary or desirable to complete and execute such Schedule 13D and any amendments thereto and to file any of the foregoing with the SEC.

Each Grantor hereby grants to BMW Holding, as its attorney-in-fact, full power and authority to do and perform such acts which, in the opinion of BMW Holding, are necessary or proper or in the best interests of the Grantor in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the Grantor might or could do if personally present.  The Grantor acknowledges that each attorney-in-fact, in serving in such capacity at the request of the Grantor, is not assuming any of the Grantor's responsibilities to comply with U.S. federal securities laws or any other laws, rules or regulations.
This Joint Filing Agreement and Power of Attorney may be terminated by any of the Reporting Persons upon one week's prior written notice (or such lesser period of notice as the Reporting Persons may mutually agree) to each other party.

Executed and delivered as of the date first above written.

BAYERISCHE MOTOREN WERKE AG

By: ppa. Fredrik Altmann
Name:  Fredrik Altmann
Title: Vice President Corporate Finance, Steering Treasury Center

By: i.V. /s/ Dr. Alexander Holl
Name: Dr. Alexander Holl
Title: Senior Legal Counsel

BMW INTEC BETEILIGUNGS GMBH

By: /s/ Jonathan Townend
Name: Jonathan Townend
Title: Managing Director

By: ppa. /s/ Stefan Hienzsch
Name: Stefan Hienzsch
Title: Authorized Representative

BMW HOLDING B.V.

By: /s/ Walter Knopp
Name: Walter Knopp
Title: Managing Director

By: /s/ Glenn Ramcharan
Name: Glenn Ramcharan
Title: Authorized Representative